Exhibit 10.1

September 1, 2011

Jason Doughty
1727 Sunset Boulevard
Houston, Texas 77005

RE:                REVISED Offer of Employment (Terminating all previous offers)

Dear Jason,

On behalf of the Kosmos organization, I am pleased to extend an offer of employment to you with Kosmos Energy, LLC (“Kosmos Energy” or the “Company”) as Vice President and General Counsel, contingent on our background verification and proof of your identity and eligibility to work in the United States.  This letter serves to confirm our offer of employment to you including the following:

Compensation:

A salary of $12,500 per semi-monthly pay period (annualized to $300,000). Salary is paid on the 15th and last day of each month. This position provides for an annual discretionary bonus that is targeted, based on market comparisons, in the 50% range.

Signing Bonus:

A signing bonus of $75,000 will be paid in your first paycheck. Should you voluntarily terminate your employment for any reason within the first 12 months of employment, you agree to reimburse Kosmos Energy for your signing bonus.

Incentive Compensation:

Kosmos Energy, Ltd. will grant you participation in the Incentive Compensation Program (“Program”) with a face value of three (3) times your base annual salary. The face value will be converted into participation in the Program by calculation using Kosmos Energy, Ltd’s stock price at the date of approval of your award by the Compensation Committee of the Board of Directors or their delegates (the “Committee”). The Incentive Compensation Award granted to you shall vest in accordance with the program’s standard four year vesting cycle and may be based on a mix of a time-vesting schedule and a performance-vesting schedule, as determined and approved by the Committee, in their sole discretion, and as generally applied to Company’s employees.  All terms and conditions of the Incentive Compensation Award granted to you, including without limitation, the vesting schedules and forfeiture restrictions, shall be subject to the provisions of the Program, as may be amended from time to time.

Vacation:	Based on your years of relevant industry-related work experience, Kosmos Energy offers you four (4) weeks of annual vacation allowance.

Commuting:

You will work from the Dallas Office Monday through Friday. Kosmos will cover the reasonable cost of your transportation between Houston and Dallas and will provide you with reasonable living accommodations in Dallas for up to twelve (12) months. You will be required to pay for other miscellaneous expenses not directly associated with transportation or living accommodations.

Relocation:

The Company will pay or reimburse you for all reasonable and customary costs associated with moving your household goods and effects to the Dallas/Fort Worth area, as indicated below:

•                  The cost of packing and transporting standard furniture and personal effects belonging to you and members of your immediate family will be covered.

•                  We will reimburse mileage from your current residence to the Dallas/Fort Worth area for 2 vehicles (at the current IRS rate per mile). If you choose to have your vehicles transported by moving van, we will pay/reimburse your one-way airfare for you and your immediate family.

•                  We will not cover the cost of transporting more than 2 vehicles and non-standard items such as boats, trailers, recreational vehicles, pianos, and machinery.

In addition to the above:

•                  We will provide reasonable expenses, including travel, for up to five days for you and your family to attain housing in the Dallas/Fort Worth area. This is a taxable item, but it will be grossed up.

•                  We will pay/reimburse necessary transitional temporary

housing (approved by the company in advance) as you relocate from your current residence to the Dallas/Fort Worth area for up to two (2) weeks (which may be extended by mutual agreement for up to 4 weeks). This is a taxable item, but it will be grossed up.

•                  We will pay you a one-time lump sum of $5,000 to cover miscellaneous expenses. Please be aware that this shall be considered taxable income to you and will not be grossed up for federal income tax purposes.

Also, should you own a home in your current location, you may be eligible for either option A or B below, as circumstances require and subject to pre-approval by the Company:

A.            Existing Home Lease — Kosmos Energy will pay/reimburse you for monthly covered costs of your current residence (after you and, if applicable, your family relocate to the Dallas/Fort Worth area). This will include out of pocket ownership expense during any period in which your house is not leased, subject to a maximum of $3,000 per month, and further subject to a maximum period of six (6) months. These payments shall be considered taxable income to you but will not be grossed up for federal income tax purposes. Covered costs include the following monthly expenses while the property is offered for lease but not leased and while unoccupied:

•             Interest charges (but not repayment of principal) on your mortgage

•             Pro-rated Property Taxes and mandatory Homeowners’ Association dues

•             Utilities required to be maintained including:

•             Electric

•             Gas

•             Water/sewage

•             Home security system

•             Trash pickup/removal fees or taxes

•             Yard maintenance services

•             An additional allowance for miscellaneous expenses of $100 per month

B. Existing Home Sale Kosmos Energy will pay you a lump-sum amount of $50,000 in lieu of costs associated with the sale of your existing home and the purchase/lease of a new residence in the Dallas/Fort Worth area, which shall be considered taxable income to you but will not be grossed up for federal income tax purposes. You are required to sell your existing home and either purchase or lease a home in the Dallas/Fort Worth area to receive this payment.

Other:

•                  Should you voluntarily terminate your employment for any reason within the first 12 months of employment, you agree to reimburse Kosmos Energy for the expenses incurred by the Company pursuant to the “Relocation” section of this offer.

•                  If, solely as a result of a “Change in Control” (as defined in the Long Term Incentive Plan of Kosmos Energy Ltd. which would include certain sales or mergers), either:

(i)             your employment with Kosmos Energy should terminate within the first 24 months of employment, OR

(ii)          you are required to relocate to a location outside of the Dallas/Fort Worth area,

Kosmos Energy agrees to pay all reasonable and customary costs associated with moving your household goods and effects back to your previous residential area.

Spouse Assistance

We will provide employment assistance through The MI Group for your spouse. This benefit covers items such as, but not limited to, career counseling, employment search coaching, resume development, career development workshops, etc. This benefit is to be commenced within 90 days of your move date to Dallas and should be completed within 1 year.

Severance Program:

If you are terminated through no fault of your own or your position is eliminated and you are not offered a comparable position in Dallas you will receive your current Base Annual Salary plus Estimated Bonus for I year. Additionally, Kosmos will reimburse you the amount of COBRA payment to cover medical and dental health insurance for you and your dependents for 1 year.

Benefits Program:

As a full-time regular employee of Kosmos Energy, you are entitled to participate in the company benefit plans. For the 2011 Plan Year, the company is paying 100% of the cost of these Employer Paid Plans. Kosmos retains the right to change benefits and their costs at the company’s sole discretion.

Holidays:

The Company’s office closes for nine of the nationally recognized, major U.S. holidays. Additionally, the company provides employees the option to take two additional “floating” holidays of their choice.

Please be advised that your employment with Kosmos Energy will be at-will and nothing in this letter shall be deemed to be construed as a contract for a term of employment.

We look forward to receiving a response from you within the next week.  If you have any additional questions, please do not hesitate to call me at 214-445-9606.

We believe Kosmos Energy is an outstanding organization with a capable, dedicated team and know you will be a valuable, enthusiastic addition.

Sincerely,

/s/ Brian Maxted

Brian Maxted
Chief Executive Officer

cc: Grace Weisberg

I agree to the terms of the employment set forth above.  Furthermore, I represent to Kosmos Energy that I am not subject to any obligation or agreement (e.g., an employment agreement or non-compete agreement) that would prevent me from becoming an employee of Kosmos Energy or that will adversely impact my ability to perform my duties.

I also agree that the terms and conditions of my employment offer are confidential.

/s/ Jason Doughty	9-2-11	9-21-11
Jason Doughty	Date	Anticipated Start Date